Exhibit 1.1

ASSURANT, INC.

SERIES D MANDATORY CONVERTIBLE PREFERRED STOCK

(INITIAL LIQUIDATION PREFERENCE OF $100 PER SHARE)

UNDERWRITING AGREEMENT

March 7, 2018

March 7, 2018

To the Managers named in Schedule I hereto
for the Underwriters named in Schedule II hereto

Ladies and Gentlemen:

Assurant, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you are acting as managers (the “Managers”), the number of shares of its 6.50% Series D Mandatory Convertible Preferred Stock, par value $1.00 per share, with an initial liquidation preference of $100.00 per share (the “Mandatory Convertible Preferred Stock”), set forth in Schedule I hereto (the “Firm Shares”). The Company also proposes to issue and sell to the several Underwriters not more than the number of additional shares of Mandatory Convertible Preferred Stock, par value $1.00 per share set forth in Schedule I hereto (the “Additional Shares”) if and to the extent that you, as Managers of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares of Mandatory Convertible Preferred Stock granted to the Underwriters in Section 2 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.” If the firm or firms listed in Schedule II hereto include only the Managers listed in Schedule I hereto, then the terms “Underwriters” and “Managers” as used herein shall each be deemed to refer to such firm or firms.

The Mandatory Convertible Preferred Stock will be convertible into a variable number of shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”). Such shares of Common Stock into which the Shares are convertible are hereinafter referred to as the “Conversion Shares.” The terms of the Mandatory Convertible Preferred Stock will be set forth in a certificate of designations (the “Certificate of Designations”) to be filed by the Company with the Secretary of State of the State of Delaware as an amendment to the Company’s Amended and Restated Certificate of Incorporation.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, (the file number of which is set forth in Schedule I hereto) on Form S-3, relating to the securities (the “Shelf Securities”), including the Shares, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated January 22, 2018 in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.”

The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Issuer Free Writing Prospectus” has the meaning set forth in Rule 433(h) of the Securities Act, “Time of Sale Prospectus” means the documents and pricing information set forth opposite the caption “Time of Sale Prospectus” in Schedule I hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

As described in the Time of Sale Prospectus and the Prospectus, the Company intends to use the net proceeds from the issuance and sale of the Shares, together with proceeds from the issuance of new indebtedness, available cash on hand and common stock consideration, to finance: (a) the purchase price of the acquisition of TWG Holdings Limited, a Bermuda limited company (the “Target” and together with its subsidiaries “TWG”), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of January 8, 2018 (as amended, supplemented or modified from time to time, the “TWG Acquisition Agreement”), by and among the Target, TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”), Spartan Merger Sub, Ltd., a Bermuda exempted limited liability company and a direct wholly-owned subsidiary of the Company (“Merger Sub”), and Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Target, pursuant to or in connection with which (i) the Company will acquire the Target pursuant to a statutory merger, whereby Merger Sub will merge with and into the Target, with the Target surviving such Merger and (ii) the Target and TWG Re will undertake an internal reorganization such that, at the time of the Merger, the outstanding capital stock of the Target will consist exclusively of ordinary shares and TWG Re will be a wholly-owned subsidiary of the Target; (b) the refinancing of the Company’s 2.50% Senior Notes due 2018 and (c) related fees and expenses.

1.                  Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters as of the date hereof, as of the time of each sale of the Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers (the “Initial Sale Time”) and at the Closing Date (as defined in Section 4) (in each case, a “Representation Date”) that:

a)                  Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the Securities Act. The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the best of the Company’s knowledge, are contemplated or threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and any post-effective amendments thereto (including the filing with the Commission of the Company’s Annual Report on Form 10-K for the period ended December 31, 2017 (the “Annual Report on Form 10-K”)) became effective and at each Representation Date, the Registration Statement and any amendments thereto (i) complied and will comply in all material respects with the requirements of the Securities Act, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the date of the Prospectus and at the Closing Date, neither the Prospectus nor any amendments or supplements thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or any post-effective amendment or the Prospectus or any amendments or supplements thereto made in reliance upon and in conformity with the written information furnished to the Company by any of the Underwriters through the Managers expressly for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter through the Managers consists of the information described as such in Section 8 hereof.

Each preliminary prospectus, the Time of Sale Prospectus and the Prospectus, at the time each was filed with the Commission, complied in all material respects with the Securities Act, and any preliminary prospectus, the Time of Sale Prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of the Shares will, at the time of such delivery, be identical to any electronically transmitted copies thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System, except to the extent permitted by Regulation S-T.

b)                  Time of Sale Prospectus. As of the Initial Sale Time and at the Closing Date, the Time of Sale Prospectus did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Time of Sale Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Managers consists of the information described as such in Section 8 hereof.

c)                  Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the Exchange Act.

d)                 Company is a Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 of the Securities Act, and (iv) as of the date and time this Agreement is executed (“Execution Time”), the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the Securities Act, that automatically became effective not more than three years prior to the Execution Time; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration form.

e)                  Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offering of Shares under this Agreement or until any earlier date that the Company notified or notifies the Managers as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus or the Prospectus. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus or the Prospectus the Company has promptly notified or will promptly notify the Managers and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Managers consists of the information described as such in Section 8 hereof.

f)                   Distribution of Offering Material by the Company. The Company has not distributed and will not distribute during the Prospectus Delivery Period (as defined below), any offering material in connection with the offering and sale of the Shares other than the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any Issuer Free Writing Prospectus reviewed and consented to by the Managers or any electronic road show or other written communications reviewed and consented to by the Managers (each, a “Company Additional Written Communication”), provided that this restriction will not restrict the Company from making any filings with the Commission under the Exchange Act after the Closing Date insofar as they are required to be made under such Act. Each such Company Additional Written Communication, when taken together with the Time of Sale Prospectus, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Company Additional Written Communication based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Managers consists of the information described as such in Section 8 hereof.

g)                  No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

h)                  The Underwriting Agreement and Certificate of Designations. This Agreement has been duly authorized, executed and delivered by the Company.

The Certificate of Designations will have been, on or prior to the Closing Date, duly authorized by the Company. The Certificate of Designations will set forth the rights, preferences and priorities of the Mandatory Convertible Preferred Stock, and the holders of the Mandatory Convertible Preferred Stock will have the rights set forth in the Certificate of Designations upon filing with the Secretary of State for the State of Delaware. The Certificate of Designations will conform, when duly authorized, in all material respects to the description thereof in the Time of Sale Prospectus and the Prospectus and complies in all material respects with the applicable requirements of the law of the State of Delaware, The New York Stock Exchange (“NYSE”) and the Company’s amended and restated certificate of incorporation or by-laws.

i)                    Authorized Capital Stock. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

j)                    Outstanding Shares of Common Stock. The shares of Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

k)                  The Shares. The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Shares will not be subject to any preemptive or similar rights.

The Shares will be convertible into the Conversion Shares in accordance with the terms of the Mandatory Convertible Preferred Stock set forth in the Certificate of Designations; a number of Conversion Shares (the “Maximum Number of Conversion Shares”) equal to the sum of (x) the product of (i) the aggregate maximum number of Firm Shares and Additional Shares to be sold hereunder, and (ii) the initial Maximum Conversion Rate (as such term is defined in the Time of Sale Prospectus) and (y) the product of (i) the aggregate maximum number of Firm Shares and Additional Shares to be sold hereunder, and (ii) the maximum number of shares of Common Stock that would be added to the Mandatory Conversion Rate (as such term is defined in the Time of Sale Prospectus) assuming (A) the Company paid no dividends on the Shares prior to the Mandatory Conversion Date and (B) the Floor Price (as such term is defined in the Time of Sale Prospectus) is greater than 97% of the relevant Average Price (as such term is defined in the Time of Sale Prospectus) has been duly authorized and reserved for issuance by all necessary corporate action and such Conversion Shares, when issued upon such conversion or delivery (as the case may be) in accordance with the terms of the Mandatory Convertible Preferred Stock set forth in the Certificate of Designations will be validly issued, fully paid and non-assessable, will conform in all material respects to the descriptions thereof in the Registration Statement, the Time of Sale Prospectus and the Prospectus and will not be subject to preemptive or other similar rights of any securityholder of the Company

l)                    Accuracy of Statements. The statements in each of the Time of Sale Prospectus and the Prospectus under the caption “Description of Mandatory Convertible Preferred Stock,” “Description of Preferred Stock and Depositary Shares Representing Preferred Stock We May Offer” and “Description of Capital Stock We May Offer” insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, fairly present and summarize, in all material respects, the matters referred to therein.

m)                Registration Rights. Except as otherwise disclosed in the Time of Sale Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

n)                  No Material Adverse Change. Except as otherwise disclosed in the Time of Sale Prospectus, subsequent to the respective dates as of which information is given in the Time of Sale Prospectus, there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the financial condition, business, properties, prospects or results of operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”).

o)                  Independent Accountants. PricewaterhouseCoopers LLP, who have expressed their opinion with respect to the consolidated financial statements of the

Company as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 incorporated by reference in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, are independent public accountants with respect to the Company as required by the Securities Act and the Exchange Act and are an independent registered public accounting firm with the Public Company Accounting Oversight Board; Ernst & Young LLP, who have expressed their opinion with respect to the TWG’s audited financial statements for the fiscal year ended 2017 included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, are independent public accountants with respect to the TWG as required by the Securities Act and the Exchange Act and are an independent registered public accounting firm with the Public Company Accounting Oversight Board.

p)                  Preparation of the Financial Statements. The historical financial statements together with the related notes thereto incorporated by reference or included in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such historical financial statements of the Company comply as to form in all material respects with the accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The pro forma financial information included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments used in the preparation thereof give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements and such other pro forma financial information included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus. Except as disclosed in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, the pro forma financial statements included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus have been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information. Except as disclosed in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus, the pro forma financial statements included in any preliminary prospectus, the Time of Sale Prospectus and the Prospectus comply in all material respects as to form with the applicable accounting requirements of Rule 11-02 of Regulation S X under the Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. No other financial statements are required to be included in the Registration Statement. The interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

q)                  Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X, the “Significant Subsidiaries”) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Time of Sale Prospectus and the Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement. Each of the Company and each Significant Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a material adverse effect (i) on the financial condition, business, properties or results of operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity or (ii) the ability of the Company to perform its obligations under, and consummate the transactions contemplated by this Agreement (each, a “Material Adverse Effect”). All of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except for statutory liens, taxes and governmental charges that are not yet delinquent and similar liens or charges that do not secure indebtedness. The Company does not have any subsidiary that, as of the date of filing of the Annual Report on Form 10-K, was required to be, but was not, listed on Exhibit 21 thereto.

r)                   Dividends from Significant Subsidiaries. None of the Company’s Significant Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Significant Subsidiary’s capital stock or from repaying to the Company any loans or advances to such Significant Subsidiary from the Company, except as disclosed in the Time of Sale Prospectus and the Prospectus.

s)                   Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its Significant Subsidiaries is (i) in violation or in default (or, with the giving of notice or lapse of time or both, would be in default) (“Default”) under its amended and restated certificate of incorporation or by-laws, (ii) in Default under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”) or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, as applicable, except, with respect to clauses (ii) and (iii) only, for such Defaults or violations as would not, individually or in the aggregate have a Material Adverse Effect.

The Company’s execution, delivery and performance of this Agreement and the Certificate of Designations and consummation of the transactions contemplated hereby, by the Time of Sale Prospectus and by the Prospectus, including the offering, issuance, sale and delivery of the Shares hereunder and the issuance of a number of Conversion Shares issuable by the Company in accordance with the terms of the Certificate of Designations, (i) have been or, in the case of the Certificate of Designations, will be on or prior to the Closing Date, duly authorized or will be, on or prior to the Closing Date, by all necessary corporate action and will not result in any Default under the amended and restated certificate of incorporation or by-laws of the Company or any subsidiary, (ii) will not constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, with respect to clauses (ii) and (iii) only, for any such breaches, Defaults, Debt Repayment Triggering Events or violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company’s execution, delivery and performance of the TWG Acquisition Agreement has been duly authorized by all necessary corporate action and will not result in any Default under the amended and restated certificate of incorporation or by-laws of the Company or any subsidiary. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Company’s execution, delivery or performance of this Agreement and the Certificate of Designations or consummation of the transactions contemplated hereby, by the Time of Sale Prospectus or by the Prospectus, including the offering, issuance, sale and delivery of the Shares hereunder and the issuance of a number of Conversion Shares issuable by the Company in accordance with the terms of the Certificate of Designations, except (a) such as have been obtained or made by the Company and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and from the Financial Industry Regulatory Authority (the “FINRA”), (b) any law or regulation applicable to the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and (c) as may be required pursuant to the rules of NYSE. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time or both would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) issued by the Company, the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

t)                   No Material Actions or Proceedings. Except as disclosed in the Prospectus and the Time of Sale Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against the Company or any of its subsidiaries or (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries, where any such action, suit or proceeding, if determined adversely, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

u)                  Labor Matters. No material dispute with the employees of the Company or any of its Significant Subsidiaries exists, except as disclosed in the Prospectus and the Time of Sale Prospectus.

v)                  Intellectual Property Rights. Except as set forth in the Time of Sale Prospectus and the Prospectus, to the best of the Company’s knowledge, the Company or its subsidiaries own or possess a valid right to use all patents, trademarks, service marks, trade names, copyrights, patentable inventions, trade secret, know-how and other intellectual property (collectively, the “Intellectual Property”) used by the Company or its subsidiaries in, and material to, the conduct of the Company’s or its subsidiaries’ business as disclosed in the Time of Sale Prospectus and the Prospectus. Except as set forth in the Time of Sale Prospectus and the Prospectus, to the best of the Company’s knowledge, there is no material infringement by third parties of any of the Company’s Intellectual Property.

w)                All Necessary Permits, etc. The Company and each Significant Subsidiary possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure to have or obtain such certificate, authorization, permit, license, approval, consent or other authorization would not individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any Significant Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit, license, approval, consent or other authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

x)                  Title to Properties. Except as otherwise disclosed in the Time of Sale Prospectus and the Prospectus, the Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 1(p) above (or elsewhere in the Time of Sale Prospectus and the Prospectus) that are material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the business of the Company and its subsidiaries. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary that are material to the business of the Company and its subsidiaries, taken as a whole, are held under valid and enforceable leases, with such exceptions as are not material to the business of the Company and its subsidiaries.

y)                  Tax Law Compliance. The Company and its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed in a timely manner and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and except where a failure to make such filings or payments would not, individually or in the aggregate, have a Material Adverse Effect.

z)                  Company Not an Investment Company. The Company is not, and after receipt of payment for the Shares and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Time of Sale Prospectus and the Prospectus will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

aa)               Insurance. The Company and its Significant Subsidiaries are insured with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses. Except as would not, individually or in the aggregate have a Material Adverse Effect, all policies of insurance insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect.

bb)              Reinsurance Treaties, etc. Except as otherwise disclosed in the Time of Sale Prospectus, (i) all reinsurance treaties, contracts, agreements and arrangements to which the Company or any of its subsidiaries is a party and as to which any of them reported recoverable premiums due or other amounts in its most recent statutory financial statements are in full force and effect, except where the failure of such treaties, contracts, agreements and arrangements to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and (ii) neither the Company nor any of its subsidiaries has received any notice from any other party to any reinsurance treaty, contract, agreement or arrangement that such other party intends not to perform such treaty, contract, agreement or arrangement in any material respect, and the Company has no knowledge that any of the other parties to such treaties, contracts, agreements or arrangements will be unable to perform its obligations under such treaty, contract, agreement or arrangement in any material respect, except where (A) the Company or any such subsidiary has established reserves in its financial statements that it deems adequate for potential uncollectible reinsurance or (B) such nonperformance would not have a Material Adverse Effect.

cc)               No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that would be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

dd)             No Unlawful Contributions or Other Payments. Neither the Company, nor any of its subsidiaries, nor any director or officer, nor to the knowledge of the Company, employee, agent or affiliate of, nor any other person acting on behalf of, the Company or any of its subsidiaries has in his or her capacities as such (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws. The Company and its subsidiaries have instituted, and maintain and enforce, policies and procedures reasonably designed to provide for compliance with applicable anti-bribery and anti-corruption laws.

ee)               No Conflict with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with the applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable anti-money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best of the Company’s knowledge, threatened.

ff)                No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, nor, to the best of the knowledge of the Company, any agent or affiliate is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, OFAC’s list of “specially designated nationals and blocked person”) (“SDN List”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country, region or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any person that, at the time of such funding, is the subject or target of Sanctions, (ii) to fund any activities of or business in any country that, at the time of such funding, is the subject or target of Sanctions or (iii) in any other manner that will result in a violation of Sanctions by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise). For the past 5 years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

gg)              Compliance with Environmental Laws. Except as otherwise disclosed in the Time of Sale Prospectus and the Prospectus, the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

hh)              ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code, of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan,” (ii) Sections 412, 4971 or 4975 of the Internal Revenue Code, or (iii) Section 4980B of the Internal Revenue Code with respect to the excise tax imposed thereunder. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred, whether by action or failure to act, which is reasonably likely to cause disqualification of any such “employee benefit plan” under Section 401(a) of the Internal Revenue Code.

ii)                  Internal Controls and Procedures. The Company maintains a system of internal accounting controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in XBRL included or incorporated by reference in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Time of Sale Prospectus and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness or significant deficiencies in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

jj)                  Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; and such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

Any certificate signed by an officer of the Company and delivered to the Managers or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company to each Underwriter as to the matters set forth therein.

2.                  Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective numbers of Firm Shares set forth in Schedule II hereto opposite its name at the purchase price set forth in Schedule I hereto (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to the number of Additional Shares set forth in Schedule I hereto at the Purchase Price, provided, however, that the amount paid by the Underwriters for any Additional Shares shall be reduced by an amount per share equal to any dividends declared by the Company and payable on the Firm Shares but not payable on such Additional Shares. You may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of the Prospectus. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. Additional Shares may be purchased as provided in Section 4 hereof solely for the purpose of covering sales of shares in excess of the number of the Firm Shares. On each day, if any, that Additional Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule II hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

3.                  Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Shares as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company is further advised by you that the Shares are to be offered to the public initially at $100.00 a share (the “Public Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $2.10 a share under the Public Offering Price.

4.                  Payment and Delivery. Payment for the Firm Shares shall be made to the Company in Federal or other funds immediately available in New York City on the closing date and time set forth in Schedule I hereto, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Shares shall be made to the Company in Federal or other funds immediately available in New York City on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the tenth business day thereafter, as may be designated in writing by you.

The Firm Shares and the Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm Shares and Additional Shares shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid, against payment of the Purchase Price therefor.

5.                  Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a)                Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)              there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)              there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b)               The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)                The Underwriters shall have received on the Closing Date an opinion of Davis Polk & Wardwell LLP, outside counsel for the Company, dated the Closing Date, in a form satisfactory to the Underwriters and to the effect set forth in Exhibit B; the Underwriters shall have received on the Closing Date an opinion of in-house counsel for the Company, dated the Closing Date, in a form satisfactory to the Underwriters and to the effect set forth in Exhibit C.

(d)               The Underwriters shall have received on the Closing Date an opinion of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, dated the Closing Date, in a form satisfactory to the Underwriters.

The opinion of counsel for the Company described in Section 5(c) above shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(e)                The Underwriters shall have received, on each of the date hereof and the Closing Date, letters dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from PricewaterhouseCoopers LLP (with respect to the historical and pro forma financial information of the Company in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus) and Ernst & Young LLP (with respect to the historical financial information of TWG in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus and the Prospectus), each independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(f)                The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and the officers and directors of the Company relating to sales and certain other dispositions of shares of Common Stock, Mandatory Convertible Preferred Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(g)               The Company shall have filed the requisite listing application with NYSE for the listing of the Shares and the Maximum Number of Conversion Shares.

(h)               The Certificate of Designations shall have been duly authorized, executed and delivered by the Company and filed with the Secretary of State of the State of Delaware and shall have become effective.

(i)                 The several obligations of the Underwriters to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:

(i)              a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(b) hereof remains true and correct as of such Option Closing Date;

(ii)              an opinion of Davis Polk & Wardwell LLP, outside counsel for the Company, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof; an opinion of in-house counsel for the Company, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof;

(iii)              an opinion of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iv)              letters dated the Option Closing Date, in form and substance satisfactory to the Underwriters, from PricewaterhouseCoopers LLP and Ernst & Young LLP, each independent public accountants, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(e) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date; and

(v)              such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.

6.                  Covenants of the Company. The Company covenants with each Underwriter as follows:

(a)                To furnish to you, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b)               Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object.

(c)                To furnish to you a copy of each proposed Issuer Free Writing Prospectus and not to use or refer to any proposed Issuer Free Writing Prospectus to which you reasonably object.

(d)               Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e)                If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f)                If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the

Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g)               To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(h)               To make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i)                 Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel, PricewaterhouseCoopers LLP and Ernst & Young LLP in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any Issuer Free Writing Prospectus and amendments, the registration statement on Form 8-A and supplements to any of the foregoing, as applicable, including the filing fees payable to the Commission relating to the Shares (within the time required by Rule 456 (b)(1), if applicable), costs associated with filing of the Certificate of Designations with the Secretary of State of the State of Delaware, all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all costs and expenses incident to listing the Shares and the Maximum Number of Conversion Shares on the NYSE, (v) the cost of printing certificates representing the Shares, (vi) the costs and charges of any transfer agent, registrar or depositary, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (viii) the document production charges and expenses associated with printing this Agreement, (ix) expenses and application fees incurred in connection with the approval of the Securities for clearance, settlement and book-entry transfer through DTC and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

(j)                 If the third anniversary of the initial effective date of the Registration Statement occurs before all the Shares have been sold by the Underwriters, prior to the third anniversary to file a new shelf registration statement and to take any other action necessary to permit the public offering of the Shares to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission;

The Company also covenants with each Underwriter that, without the prior written consent of the Managers with the authorization to release this lock-up on behalf of the Underwriters, it will not, during the restricted period set forth in Schedule I hereto (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, Mandatory Convertible Preferred Stock or any securities convertible into or exercisable or exchangeable for Common Stock or Mandatory Convertible Preferred Stock, or publicly disclose the intention to make any offer, pledge, sale or disposition or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or Mandatory Convertible Preferred Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock, Mandatory Convertible Preferred Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock, Mandatory Convertible Preferred Stock or any securities convertible into or exercisable or exchangeable for Common Stock or Mandatory Convertible Preferred Stock. The foregoing sentence shall not apply to (a) the Shares to be sold hereunder and any shares of Common Stock that may be issued pursuant to the terms of the Mandatory Convertible Preferred Stock, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing, (c) any stock options, restricted stock awards or other awards or grants to be issued by the Company pursuant to the stock incentive plans referred to in each of Registration Statement, Time of Sale Prospectus and the Prospectus, (d) any shares of Common Stock or other securities issued or realized upon the exercise, vesting or settlement of awards or grants issued pursuant to stock incentive plans disclosed in each of the Registration Statement, Time of Sale Prospectus and the Prospectus, (e) any shares of Common Stock or other securities issued to participants in the Company’s employee stock purchase plan referred to in each of the Registration Statement, Time of Sale Prospectus and the Prospectus, (f) shares of Common Stock to be issued to TPG Capital, L.P. pursuant to the TWG Acquisition Agreement and as disclosed in each of the Registration Statement, Time of Sale Prospectus and the Prospectus or (g) the issuance, if any, of Common Stock pursuant to the terms of the Mandatory Convertible Preferred Stock.

(k)               To prepare a final term sheet relating to the offering of the Shares, containing only the information that describes the final terms of the Shares or the offering in a form consented to by the Underwriters, in the form attached as Schedule III hereto (the “Pricing Term Sheet”), and to file such Pricing Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business on the business day following the date hereof; provided that the Company shall furnish the Representative with copies of any such Pricing Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representative or counsel to the Underwriters shall reasonably object.

(l)                 To use its commercially reasonable efforts to effect the listing of the Shares and a number of Conversion Shares equal to the Maximum Number of Conversion Shares on the NYSE.

(m)             To reserve and keep available at all time, free of preemptive or similar rights, a number of Conversion Shares equal to the Maximum Number of Conversion Shares.

(n)               During the period from and including the date hereof through and including the earlier of (a) the purchase by the Underwriters of all of the Additional Shares and (b) the expiration of the Underwriters’ option to purchase the Additional Shares, not to do or authorize or cause any act or thing that would result in an adjustment of the conversion rate of the Mandatory Convertible Preferred Stock.

7.                  Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8.                  Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the

Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein.

(b)               Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any Issuer Free Writing Prospectus, road show, or the Prospectus or any amendment or supplement thereto. The Company acknowledges that the statements set forth in the third and tenth paragraphs under the heading “Underwriting” regarding concessions and stabilizing transactions in the Time of Sale Prospectus constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in the Time of Sale Prospectus, any Issuer Free Writing Prospectus, road show, or the Prospectus or any amendment or supplement thereto.

(c)                In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)               To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial public offering price of the Shares set forth in the Prospectus. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Shares they have purchased hereunder, and not joint.

(e)                The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)                The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

9.                  Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the NYSE MKT, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

If the Underwriters terminate their obligations hereunder pursuant to this Section 9, the Company’s only obligation to the Underwriters hereunder shall be limited to the

Company’s obligations under Section 8, the representations and warranties of the Company under Section 1 and payment of expenses referred to in Section 6(i) hereof.

10.              Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Shares set forth opposite their respective names in Schedule II bears to the aggregate number of Firm Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Shares to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Shares and the aggregate number of Additional Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Shares to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Additional Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

If any Underwriter defaults pursuant to this Section 10, the Company shall not be obligated to reimburse such defaulting Underwriter for its out-of-pocket expenses.

11.              Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Shares, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Shares.

(b)               The Company acknowledges that in connection with the offering of the Shares: (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

12.              Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.              Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.              Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.              Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you at the address set forth in Schedule I hereto; and if to the Company shall be delivered, mailed or sent to the address set forth in Schedule I hereto.

[Signature page follows]

Very truly yours, ASSURANT, INC.

By:	/s/ Richard S. Dziadzio
Name:	Richard S. Dziadzio
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Accepted as of the date hereof

Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule II hereto.

By: Morgan Stanley & Co. LLC
By:	/s/ Joel Carter
Name:	Joel Carter
Title:	Managing Director

By: J.P. Morgan Securities LLC
By:	/s/ Kevin Cheng
Name:	Kevin Cheng
Title:	Vice President

By: Wells Fargo Securities, LLC
By:	/s/ Kevin Brillhart
Name:	Kevin Brillhart
Title:	Director

SCHEDULE I

Managers:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Registration Statement File No.:	333-222648

Time of Sale Prospectus:

1.             Prospectus dated January 22, 2018 relating to the Shares

2.             The preliminary prospectus supplement dated March 6, 2018 relating to the Shares

3.             Free writing prospectus, containing the Pricing Term Sheet, filed by the Company under Rule 433(d) of the Securities Act

Lock-up Restricted Period:	90 Days

Title of Shares to be purchased:	6.50% Series D Mandatory Convertible Preferred Stock, par value $1.00 per share

Number of Firm Shares:	2,500,000

Number of Additional Shares	375,000

Purchase Price:	$96.50 a share

Closing Date and Time:	March 12, 2018 10:00 a.m.

Closing Location:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

Address for Notices to Underwriters:	Morgan Stanley & Co. LLC 1585 Broadway New York, NY 10036 J. P. Morgan Securities LLC Attention Equity Syndicate Desk 383 Madison Avenue New York, New York 10179

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Wells Fargo Securities, LLC

375 Park Avenue

Attention: Equity Syndicate Department New York, New York 10152

With a copy to:

Simpson Thacher & Bartlett LLP

Attn: Joseph Kaufman
425 Lexington Avenue
New York, New York 10017

Address for Notices to the Company:

Assurant, Inc.

Attn: Carey S. Roberts

28 Liberty Street

41st Floor

New York, New York 10005

With a copy to:

Davis Polk & Wardwell LLP

Attn: Richard D. Truesdell, Jr.
450 Lexington Avenue
New York, New York 10017

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SCHEDULE II

Underwriter	Number of Firm Shares To Be Purchased
Morgan Stanley & Co. LLC	750,000
J.P. Morgan Securities LLC	750,000
Wells Fargo Securities, LLC	750,000
BMO Capital Markets Corp.	71,250
KeyBanc Capital Markets Inc.	71,250
U.S. Bancorp Investments, Inc.	107,500
Total:	2,500,000

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SCHEDULE III

PRICING TERM SHEET

[Attached]

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Filed pursuant to Rule 433

Registration No. 333-222648

March 7, 2018

Assurant, Inc.

Offering of
2,500,000 Shares of 6.50% Series D Mandatory Convertible Preferred Stock

(the “Offering”)

This pricing term sheet relates to the Offering and should be read together with (i) the preliminary prospectus supplement dated March 6, 2018 relating to the Offering (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and (ii) the related base prospectus dated January 22, 2018, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration No. 333-222648. The Offering is not conditioned on the consummation of the TWG Acquisition. Terms not defined in this pricing term sheet have the meanings given to such terms in the Preliminary Prospectus Supplement.

Issuer:	Assurant, Inc., a Delaware corporation.
Ticker / Exchange for the Common Stock:	AIZ / The New York Stock Exchange (“NYSE”).
Trade Date:	March 8, 2017.
Settlement Date:	March 12, 2017.
Title of Securities:	6.50% Series D Mandatory Convertible Preferred Stock, par value $1.00 per share (the “Mandatory Convertible Preferred Stock”).
Mandatory Convertible Preferred Stock Offered:	2,500,000 shares.
Underwriters’ Option to Purchase Additional Shares of Mandatory Convertible Preferred Stock:	Up to 375,000 additional shares, solely to cover over-allotments.
Public Offering Price:	$100.00 per share.
Underwriting Discount:	$3.50 per share.
Net Proceeds (before expenses):	Approximately $241.3 million (or approximately $277.4 million if the underwriters exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock in full).
Liquidation Preference:	$100.00 per share.
Dividends:	6.50% per annum of the liquidation preference of $100.00 per share of the Mandatory Convertible Preferred Stock. Dividends will accumulate from the Settlement Date (as defined above) and, to the extent that the Issuer’s board of directors, or an authorized committee thereof, declares (out of funds legally available for payment in the case of dividends paid in cash or if legally permitted to be issued in the case of dividends paid in shares of Common Stock) a dividend payable with respect to the Mandatory Convertible Preferred Stock, the Issuer will pay such dividends in cash, by delivery of shares of Common Stock or through any combination of cash and shares

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of Common Stock, as determined by the Issuer in its sole discretion (subject to certain limitations).
The expected dividend payable on the first dividend payment date of June 15, 2018 is approximately $1.6792 per share of Mandatory Convertible Preferred Stock. Each subsequent dividend is expected to be $1.6250 per share of Mandatory Convertible Preferred Stock.
Dividend Payment Dates:	March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2018 and ending on, and including, March 15, 2021.
Dividend Record Dates:	The March 1, June 1, September 1 and December 1 immediately preceding the relevant Dividend Payment Date.
Acquisition Termination Redemption:	If the TWG Acquisition has not closed on or prior to 5:00 p.m., New York City time, on December 17, 2018 or if an Acquisition Termination Event occurs, the Issuer may, at its option, give notice of an acquisition termination redemption to the holders of the shares of Mandatory Convertible Preferred Stock. If the Issuer provides such notice, then, on the Acquisition Termination Redemption Date, the Issuer will redeem the shares of Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per share of Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make-whole Amount.
Mandatory Conversion Date:	The second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be March 15, 2021.
Initial Price:	Equal to $100.00, divided by the Maximum Conversion Rate (as defined below), which is approximately $89.0869.
Threshold Appreciation Price:	Equal to $100.00, divided by the Minimum Conversion Rate (as defined below), which is approximately $106.9061 and represents a premium of approximately 20% over the Initial Price.
Floor Price:	Initially $31.1804 (approximately 35% of the Initial Price), subject to adjustment as described in the Preliminary Prospectus Supplement.
Conversion Rate:	The conversion rate for each share of Mandatory Convertible Preferred Stock will not be more than 1.1225 shares of Common Stock and not less than 0.9354 shares of Common Stock (respectively, the “Maximum Conversion Rate” and “Minimum Conversion Rate”), depending on the Applicable Market Value of the Common Stock, as described below. The Maximum Conversion Rate and the Minimum Conversion Rate are subject to adjustment as described in the Preliminary Prospectus Supplement.
The following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments described in the Preliminary

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Prospectus Supplement, based on the Applicable Market Value of the Common Stock:
	Applicable Market Value of the Common Stock	Conversion Rate per Share of Mandatory Convertible Preferred Stock

	Greater than the Threshold Appreciation Price	0.9354 shares of Common Stock, which is the Minimum Conversion Rate

	Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between 0.9354 and 1.1225 shares of Common Stock, determined by dividing $100.00 by the Applicable Market Value

	Less than the Initial Price	1.1225 shares of Common Stock, which is the Maximum Conversion Rate.

Early Conversion at the Option of the Holder:	Other than during a Fundamental Change Conversion Period, at any time prior to March 15, 2021, a holder of Mandatory Convertible Preferred Stock may elect to convert such holder’s shares of Mandatory Convertible Preferred Stock, in whole or in part, at the Minimum Conversion Rate.

Conversion at the Option of the Holder Upon a Fundamental Change:	If a Fundamental Change occurs on or prior to March 15, 2021, holders of the Mandatory Convertible Preferred Stock will have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, into shares of Common Stock (or Units of Exchange Property as described in the Preliminary Prospectus Supplement) at the Fundamental Change Conversion Rate during the Fundamental Change Conversion Period.

The following table sets forth the Fundamental Change Conversion Rate per share of Mandatory Convertible Preferred Stock based on the Fundamental Change Effective Date and the Fundamental Change Share Price:

Fundamental Change Share Price
Fundamental Change Effective Date	$25.00	$50.00	$75.00	$89.0869	$93.00	$100.00	$106.9061	$120.00	$145.00	$175.00	$225.00	$250.00	$300.00
March 12, 2018	1.0253	0.9985	0.9616	0.9392	0.9331	0.9224	0.9129	0.8989	0.8859	0.8827	0.8843	0.8853	0.8871
March 15, 2019	1.0572	1.0388	1.0026	0.9737	0.9653	0.9503	0.9369	0.9171	0.9053	0.9063	0.9090	0.9101	0.9120
March 15, 2020	1.0921	1.0868	1.0568	1.0172	1.0039	0.9796	0.9588	0.9340	0.9282	0.9318	0.9346	0.9356	0.9375
March 15, 2021	1.1225	1.1225	1.1225	1.1225	1.0753	1.0000	0.9354	0.9354	0.9354	0.9354	0.9354	0.9354	0.9354

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The exact Fundamental Change Effective Date and Fundamental Change Share Price may not be set forth in the table, in which case:

• if the Fundamental Change Share Price is between two Fundamental Change Share Prices in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Fundamental Change Conversion Rate will be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Share Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365 or 366-day year, as applicable;

• if the Fundamental Change Share Price is greater than $300.00 per share (subject to adjustment in the same manner as the Fundamental Change Share Prices set forth in the column headings of the table above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

• if the Fundamental Change Share Price is less than $25.00 per share (subject to adjustment in the same manner as the Fundamental Change Share Prices set forth in the column headings of the table above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.

Discount Rate for Purposes of Fundamental Change Dividend Make-whole Amount:	The discount rate for purposes of determining the “Fundamental Change Dividend Make-whole Amount” (as defined in the Preliminary Prospectus Supplement) is 6.50% per annum.

Listing:	The Issuer intends to apply to list the Mandatory Convertible Preferred Stock on NYSE under the symbol “AIZP” and, if approved, the Issuer expects trading to commence within 30 days of the Initial Issue Date.

CUSIP / ISIN for the Mandatory Convertible Preferred Stock:	04621X 207 / US04621X2071
Joint Book-Running Managers:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers	BMO Capital Markets Corp. KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

_____________________

The Issuer has filed a registration statement (including a prospectus) and a Preliminary Prospectus Supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement for the offering, the prospectus in that registration statement and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155

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Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department or by calling at (866) 803-9204; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, 4th Floor, New York, New York 10152, by calling 800-326-5897 or by emailing cmclientsupport@wellsfargo.com.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement or the prospectus.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

 Sch-III-6

EXHIBIT A

FORM OF LOCK-UP LETTER

_____________, 20__

Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

J. P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Wells Fargo Securities, LLC

375 Park Avenue

4th Floor

New York, New York 10152

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (collectively, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Assurant, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives (the “Underwriters”), of 2,500,000 shares (the “Shares”) of 6.50% Series D Mandatory Convertible Preferred Stock, par value $1.00 per share of the Company (the “Mandatory Convertible Preferred Stock”). The Shares will be convertible into shares of common stock, par value $0.01 per share of the Company (“Common Stock”), in accordance with the Certificate of Designations of 6.50% Series D Mandatory Convertible Preferred Stock to be filed with the Secretary of State of the State of Delaware on or about March 12, 2018.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to

 Ex-A-1

purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Mandatory Convertible Preferred Stock orCommon Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Mandatory Convertible Preferred Stock or Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock, Mandatory Convertible Preferred Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Mandatory Convertible Preferred Stock or Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock to the Company solely for the purpose of satisfying tax withholding amounts that become due in connection with the vesting of awards granted under an equity incentive plan of the Company, or (c) transfers of shares of Mandatory Convertible Preferred Stock, Common Stock or any security convertible into Common Stock as a bona fide gift; provided that in the case of any transfer pursuant to clause (c) each donee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period. In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Mandatory Convertible Preferred Stock, Common Stock or any security convertible into or exercisable or exchangeable for Common Stock or Mandatory Convertible Preferred Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock or Mandatory Convertible Preferred Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

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Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)

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EXHIBIT B

Davis Polk & Wardwell LLP Form of Opinion

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Delaware, and the Company has corporate power and authority to issue the Shares, to enter into the Underwriting Agreement and to perform its obligations thereunder.

2.	The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

3.	The execution and filing of the Certificate of Designations has been duly authorized by the Company and the Certificate of Designations has been duly executed and filed with the Secretary of State of the State of Delaware. The Shares have been duly authorized and, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares is not subject to any preemptive or, to our knowledge, other similar rights.

4.	The Underlying Securities initially issuable upon conversion of the Shares have been duly authorized and reserved and, when issued upon conversion of the Shares in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable. Notwithstanding the foregoing, we express no opinion as to the validity, legally binding effect or enforceability of Section [●] of the Certificate of Designations or any related provisions of the Certificate of Designations or the Shares that require or relate to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

5.	The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

6.	The Company’s authorized equity capitalization is as set forth in the Prospectus.

7.	The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement and the Certificate of Designations will not contravene (i) any provision of the statutory laws of the State of New York or any federal law of the United States of America that in our experience is normally applicable to general business corporations in

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relation to transactions of the type contemplated by the Underwriting Agreement, or the General Corporation Law of the State of Delaware, provided that we express no opinion as to federal or state securities laws, (ii) the certificate of incorporation or by-laws of the Company, or (iii) any agreement that is specified in Annex A hereto; provided that we express no opinion in clause (iii) as to compliance with any financial or accounting test, or any limitation or restriction expressed as a dollar (or other currency) amount, ratio or percentage in any of the agreements specified in Annex A.

8.	No consent, approval, authorization, or order of, or qualification with, any governmental body or agency under the laws of the State of New York or any federal law of the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Underwriting Agreement, or the General Corporation Law of the State of Delaware is required for the execution, delivery and performance by the Company of its obligations under the Underwriting Agreement, except such as may be required under federal or state securities or Blue Sky laws as to which we express no opinion.

1.	The Registration Statement and the Prospectus appear on their face to be appropriately responsive in all material respects to the requirements of the Act and the applicable rules and regulations of the Commission thereunder; and

2.	Nothing has come to our attention that causes us to believe that, insofar as relevant to the offering of the Shares:

a.	on the date of the Underwriting Agreement, the Registration Statement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

b.	at [●:●] P.M. New York City time on March [7], 2018, the Disclosure Package contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

c.	the Prospectus as of the date of the Underwriting Agreement or as of the date hereof contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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EXHIBIT C

In-House Form of Opinion

1.	The Company has corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Time of Sale Prospectus and the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.

2.	The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

3.	Each of the Company’s Significant Subsidiaries has been duly incorporated or formed and is validly existing as a corporation, limited liability company, partnership or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, and each has corporate, limited liability company, partnership or other power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Time of Sale Prospectus and the Prospectus; each Significant Subsidiary is duly qualified as a foreign corporation, limited liability company, partnership or other entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.	To my knowledge and other than as set forth in the Time of Sale Prospectus and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is subject which might reasonably be expected to result in a Material Adverse Effect or which is required to be disclosed in the Registration Statement.

5.	The Company and each Significant Subsidiary possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure to have or obtain such certificate, authorization, permit, license, approval, consent or other authorization would not individually or in the

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aggregate, have a Material Adverse Effect, and neither the Company nor any Significant Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit, license, approval, consent or other authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

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